COOPERATIVE BANKSHARES, INC. RECEIVES NOTIFICATION
                  LETTER FROM NASDAQ REGARDING FORM 10-K FILING


         WILMINGTON, North Carolina, April 22, 2009 -- Cooperative Bankshares, Inc. (NASDAQ: COOP) (the "Company") today announced that on April 17, 2009 the Company received a letter from The Nasdaq Stock Market ("Nasdaq"), dated April 17, 2009, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 5250(c)(1). The Nasdaq letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 (the "Form 10-K") with the U.S. Securities and Exchange Commission (the "Commission").

         As previously disclosed, the Company requires additional time to file the Form 10-K because it has not yet completed its consolidated financial statements and related disclosures for the year ended December 31, 2008. The Company currently anticipates that it will file its Form 10-K for the year ended December 31, 2008 with the Commission on or about April 30, 2009.

         The Company is required to submit a plan to regain compliance with Nasdaq's filing requirements for continued listing within 60 calendars days of the date of the Nasdaq notification letter. Upon acceptance of the Company's compliance plan, Nasdaq is permitted to grant an extension of up to 180 days from the Form 10-K's filing date, or until October 12, 2009, for the Company to regain compliance with Nasdaq's filing requirements for continued listing. The Company anticipates that the filing of its Form 10-K for the year ended December 31, 2008 on or about April 30, 2009 will eliminate the need for it to submit a formal plan to regain compliance with Nasdaq's filing requirements for continued listing.

         Chartered in 1898, Cooperative Bank provides a full range of financial services through twenty three offices in Eastern North Carolina and two offices in South Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through three offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Commission, which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.